Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

On May 24, 2012, we entered into a definitive agreement to acquire privately-held PowerReviews, Inc. a leading provider of social commerce solutions based in San Francisco, California. Under the terms of the agreement, Bazaarvoice paid $30.9 million in cash, issued approximately 6.4 million shares of common stock and assumed vested and unvested options to purchase the common stock of PowerReviews equivalent to 1.7 million options to purchase the common stock of Bazaarvoice. The estimated purchase price for accounting purposes was $150.1 million. The transaction closed on June 12, 2012.

In accordance with the authoritative guidance for business combinations, the cost to acquire PowerReviews, Inc. will be allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of acquisition. The allocation of the purchase price is preliminary and subject to adjustment pending completion of the final valuation. The final valuation could change materially from this preliminary report and therefore could materially affect the purchase price and related accounting adjustments.

The following unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial results that would have been achieved had the acquisition occurred as of the date indicated or of the result that may be obtained in the future.

Pro forma adjustments, as described in the notes, are necessary to reflect the proposed purchase price, the new debt and equity structure and to adjust the Company’s net tangible and intangible assets and liabilities to preliminary estimated fair values.

In the opinion of the Company, based on the preliminary information available at this time, we believe all material adjustments and/or disclosures necessary for a fair presentation of the unaudited pro forma data have been made.

The unaudited pro forma condensed consolidated balance sheet as of April 30, 2012, combines the Company’s audited balance sheet as of April 30, 2012, and the unaudited balance sheet of PowerReviews, Inc. as of March 31, 2012. Pro forma adjustments related to the unaudited pro forma consolidated balance sheet assume the proposed acquisition was consummated on April 30, 2012.

The unaudited pro forma condensed consolidated statement of operations for the year ended April 30, 2012, combines the Company’s audited consolidated statement of operations for the year ended April 30, 2012 and the unaudited condensed statements of operations of PowerReviews, Inc. for the 12 months ended March 31, 2012. Pro forma adjustments related to the unaudited pro forma condensed consolidated statement of operations assume the proposed acquisition was consummated on May 1, 2011.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K filed June 11, 2012, and the historical financial statements of PowerReviews, Inc. included elsewhere in this prospectus.

BAZAARVOICE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

April 30, 2012

(in thousands)

	Bazaarvoice, Inc. Historical	PowerReviews, Inc. March 31, 2012	Pro Forma Adjustments		Bazaarvoice, Inc. Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$74,367	$6,479	$(36,563	)(a)	$44,283
Restricted cash	500	—	—		500
Short term investments	50,834	2,000	(2,000	)(a)	50,834
Accounts receivable, net	17,977	2,249	(535	)(b)	19,691
Prepaid expenses and other current assets	3,873	243	(55	)(b)	4,061

Total current assets	147,551	10,971	(39,153)		119,369
Property, equipment, and capitalized software, net	8,868	1,675	(43	)(b)	10,500
Goodwill	—	—	114,644	(c)(k)	114,644
Other intangible assets, net	—	—	40,100	(d)	40,100
Other non-current assets	448	24	(1	)(b)	471

Total assets	$156,867	$12,670	$115,547		$285,084

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$2,523	$807	$(499	)(b)	$2,831
Accrued expenses and other current liabilities	12,725	1,755	32	(b)(e)	14,512
Current portion of long term debt	—	1,690	(1,690	)(f)	—
Deferred revenue	42,152	3,987	(215	)(b)(g)	45,924

Total current liabilities	57,400	8,239	(2,372)		63,267
Deferred revenue less current portion	3,434	127	(75	)(b)(g)	3,486
Deferred tax liability, long-term	31	—	—		31
Long term debt	—	2,104	(2,104	)(f)	—
Other liabilities, long-term	2,404	2,811	(2,811	)(h)	2,404

Total long term liabilities	5,869	5,042	(4,990)		5,921

Total liabilities	63,269	13,281	(7,362)		69,188
Total redeemable convertible preferred stock	—	34,793	(34,793	)(i)	—
Total equity	93,598	(35,404)	157,702	(j)(k)	215,896

Total liabilities and equity	$156,867	$12,670	$115,547		$285,084

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

BAZAARVOICE, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands)

	Year Ended April 30,
	Bazaarvoice, Inc. 12 months ended 4/30/12	PowerReviews, Inc. 12 months ended 3/31/12 (Note 3)	Pro forma Adjustments		Bazaarvoice, Inc. Pro forma
Revenue	$106,136	$11,886	$—		$118,022
Cost of revenue	36,441	4,543	2,166	(l)(n)	43,150

Gross profit	69,695	7,343	(2,166)		74,872

Operating expenses:
Sales and marketing	49,726	6,289	3,766	(m)(n)	59,781
Research and development	20,789	4,054	738	(n)	25,581
General and administrative	21,895	3,744	604	(n)	26,243

Total operating expenses	92,410	14,087	5,108		111,605

Operating loss	(22,715)	(6,744)	(7,274)		(36,733)

Total other income (expense), net	(803)	209	(209	)(o)	(803)

Net loss before income taxes	(23,518)	(6,535)	(7,483)		(37,536)
Income tax expense	811	—	—		811

Net loss	$(24,329)	$(6,535)	$(7,483)		$(38,347)
Less accretion of redeemable convertible preferred stock	(38)	(462)	462	(p)	(38)

Net loss applicable to common stockholders	$(24,367)	$(6,997)	$(7,021)		$(38,385)

Net loss per share applicable to common stockholders:
Basic and diluted	$(0.92)	—	—		$(1.17)

Basic and diluted weighted average number of shares	26,403	—	6,381	(q)	32,784

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

BAZAARVOICE, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1—General

The following represents the preliminary allocation of the proposed purchase price based on the current best estimate of the fair values of the acquired assets and assumed liabilities of PowerReviews, Inc. as of closing. The allocation of the purchase price is based on an independent appraisal and a comprehensive evaluation of tangible and intangible assets to be acquired and liabilities to be assumed. The preliminary allocation of the purchase price may not be indicative of the final allocation of purchase price consideration. Actual fair values will be determined at close and as more detailed analysis is completed and additional information becomes available related to the fair values of the assets acquired and liabilities assumed from PowerReviews, Inc. The Company estimates that it will record total purchase price consideration for accounting purposes of $150.1 million. Under the purchase method of accounting, the purchase price is allocated to PowerReviews’ net tangible and intangible assets based upon their estimated fair value as of the date of acquisition.

The purchase price has been preliminarily allocated as follows (in thousands):

Cash and cash equivalents	$848
Accounts receivable	1,714
Prepaid expenses and other current assets	188
Property and equipment	1,632
Other noncurrent assets	23
Intangible assets
Domain name (Indefinite useful life)	800
Developed technology (3 year useful life)	5,400
Customer relationships (3 to 10 year useful life)	33,900

Total identified intangibles	40,100
Goodwill	114,644

Total assets acquired	159,149
Accounts payable	(308)
Accrued liabilities	(1,787)
Deferred revenue	(3,824)
Deferred tax liability	(3,093)

Total liabilities assumed	(9,012)

Net assets acquired	$150,137

The consideration paid using the closing share price on June 12, 2012 of $17.20 per share of common stock is as follows (in thousands):

Cash	$30,933
Common stock	109,745
Fair value of vested stock options assumed	9,459

Total consideration	$150,137

The valuation of the “customer relationships,” “developed technology” and “domain name” intangible assets in the above table were determined using the “income” valuation approach. A preliminary estimate of $114.6 million has been allocated to goodwill. Goodwill represents the excess of the purchase price over the fair value of tangible and intangible assets acquired. In accordance with the authoritative guidance for goodwill and other intangible assets, goodwill will not be amortized but will be tested for impairment at least annually. The purchase price allocation presented above is preliminary and final allocation of the purchase price will be based upon the actual fair values of the net tangible and intangible assets acquired, as well as liabilities assumed as of the date of the closing of the acquisition. Any change in the fair value of the net assets of PowerReviews, Inc. will change the amount of purchase price allocable to goodwill. The final purchase accounting adjustments may differ materially from the pro forma adjustments presented herein.

Note 2—Pro Forma Adjustments

The preceding unaudited pro forma financial statements do not include any pro forma adjustments for the following:

•	Any operating efficiencies and cost savings that may be achieved with respect to the combined companies.

•

The combined companies may incur integration-related expenses as a result of the elimination of duplicate functions, operational realignment and related workforce reductions. PowerReviews, Inc. related costs would generally be recognized as a liability assumed as of the acquisition date, resulting in additional goodwill, while the Company’s related costs would be recognized as an expense through the statement of operations.

The unaudited pro forma combined condensed balance sheet and statement of operations give effect to the following pro forma adjustments:

Balance Sheet

(a)	To decrease cash, cash equivalents and short-term investments by $38.6 million for the $30.9 million cash portion of the acquisition and an estimated $7.7 million use of cash by PowerReviews prior to the closing of the transaction including settlement of outstanding loans and PowerReviews own transaction costs.

(b)	To reflect movements in assets and liabilities of PowerReviews between March 31, 2012 and the closing date of June 12, 2012.

(c)	To recognize the excess of the purchase price over the fair value of tangible and intangible assets to be acquired as goodwill.

(d)	To recognize the fair market value of the identifiable intangible assets to be acquired. The amount of the adjustment is management’s estimate pending completion of an independent valuation and is comprised of approximately $0.8 million for the domain name, $5.4 million for developed technology and $33.9 million for customer relationships.

(e)	To adjust PowerReviews accrual for deferred rent to the estimated fair value.

(f)	To reflect the settlement of outstanding PowerReviews debt which was paid simultaneously with the acquisition.

(g)	To adjust PowerReviews deferred revenue to the estimated fair value.

(h)	To reflect the settlement of PowerReviews warrant liabilities that were not assumed by Bazaarvoice.

(i)	To reflect the conversion of redeemable convertible preferred stock into common stock.

(j)	To reflect the value of equity issued to purchase PowerReviews, other impacts of purchase price allocation adjustments and movements in assets and liabilities of PowerReviews between March 31, 2012 and the closing date of June 12, 2012.

(k)	To reflect a $3.1 million increase in goodwill associated with the net deferred tax liability recorded in the preliminary purchase price allocation. The recording of the liability results in the reduction of Bazaarvoice’s valuation allowance which will be recorded as an income tax benefit.

Statement of Operations

(l)	To reflect one year of amortization for the acquired developed technology intangible asset of $1.8 million.

(m)	To reflect one year of amortization for the acquired customer relationships intangible asset of $3.5 million.

(n)	To reflect the stock based compensation adjustment associated with the assumed PowerReviews stock options. The adjustment reflects an increase in expense for Bazaarvoice to reflect the new fair value of options assumed. The increase is $0.4 million to Cost of revenue, $0.3 million to Sales and marketing, $0.7 million to Research and development and $0.6 million to General and administrative. This adjustment does not reflect approximately $10.2 million of stock based compensation expense that will be incurred as a result of option acceleration triggered by termination on change of control.

(o)	To reflect the removal of the interest expense relating to PowerReviews long term debt held prior to acquisition that was paid simultaneously with the acquisition and the removal of $0.3 million of income from the change in fair value of warrant liabilities that were not assumed by Bazaarvoice.

(p)	To reflect the conversion of redeemable convertible preferred stock into common stock prior to the acquisition, which requires no accretion.

(q)	To adjust the weighted average number of shares calculation for shares issued to acquire PowerReviews.

Note 3—PowerReviews, Inc. Statement of Operations for the 12 Months Ended March 31, 2012

The unaudited statement of operations for PowerReviews for the 12 months ended March 31, 2012 used in the unaudited pro forma condensed consolidated statement of operations was prepared by the Company using information contained in the PowerReviews audited financial statements for the year ended December 31, 2011 and the unaudited interim financial statements as of March 31, 2012 contained elsewhere in this prospectus. The unaudited statement of operations should therefore be read in connection with said statements.

POWERREVIEWS, INC.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	12 months ended 12/31/2011	3 months ended 3/31/2011	3 months ended 3/31/2012	12 months ended 3/31/2012
Revenue	$11,513	$2,798	$3,171	$11,886
Cost of revenue	4,506	1,106	1,143	4,543

Gross profit	7,007	1,692	2,028	7,343

Operating expenses:
Product development	4,196	1,120	978	4,054
Sales and marketing	6,239	1,430	1,480	6,289
General and administrative	3,355	738	1,127	3,744

Total operating expenses	13,790	3,288	3,585	14,087

Operating loss	(6,783)	(1,596)	(1,557)	(6,744)

Total other income, net	(69)	(22)	256	209

Net loss before income taxes	(6,852)	(1,618)	(1,301)	(6,535)
Income tax expense	—	—	—	—

Net loss	$(6,852)	$(1,618)	$(1,301)	$(6,535)
Less accretion of redeemable convertible preferred stock	(307)	(2)	(157)	(462)

Net loss applicable to common stockholders	$(7,159)	$(1,620)	$(1,458)	$(6,997)